Exhibit 1.02

Execution Version

BARCLAYS
745 Seventh Avenue
New York, New York 10019

PERSONAL AND CONFIDENTIAL

August 9, 2014

Kinder Morgan, Inc.
1001 Louisiana Street
Houston, TX 77002

Attention:  Anthony Ashley

Kinder Morgan, Inc.
Commitment Letter

Ladies and Gentlemen:

You have advised Barclays Bank PLC (“Barclays” or the “Commitment Party,” “we” or “us”), that Kinder Morgan, Inc. (the “Borrower” or “you”), intends to acquire (the “Acquisition”), directly or indirectly through one or more of its subsidiaries, (i) all of the equity interests of Kinder Morgan Management, LLC (“KMR”) that are currently not owned, directly or indirectly, by the Borrower and (ii) all of the limited partnership interests of Kinder Morgan Energy Partners, L.P. (“KMP”) and El Paso Pipeline Partners, L.P. (“EPB”, and together with KMR and KMP, the “Acquired Entities”) that are not currently owned, directly or indirectly, by the Borrower, and to consummate certain transactions described herein (as described in Exhibit A and as otherwise contemplated by this Commitment Letter and the Fee Letter (each as defined below), the “Transactions”), in each case on the terms and subject to the conditions set forth in this Commitment Letter and Exhibits A (collectively, the “Commitment Letter”). The Acquisition shall be consummated pursuant to (i) an Agreement and Plan of Merger dated as of the date hereof, by and among the Borrower, EPB, El Paso Pipeline GP Company, L.L.C. and E Merger Sub LLC (the “EPB Merger Agreement”) pursuant to which EPB shall be the surviving entity and a wholly-owned subsidiary of the Borrower, (ii) an Agreement and Plan of Merger dated as of the date hereof, by and among the Borrower, KMR, KMP, Kinder Morgan G.P., Inc. and P Merger Sub LLC (the “KMP Merger Agreement”) pursuant to which KMP shall be the surviving entity and a wholly-owned subsidiary of the Borrower, and (iii) an Agreement and Plan of Merger dated as of the date hereof, by and among the Borrower, KMR, and R Merger Sub LLC (the “KMR Merger Agreement” and, together with the EPB Merger Agreement and the KMP Merger Agreement, the “Merger Agreements”) pursuant to which KMR shall be the surviving entity and a wholly-owned subsidiary of the Borrower.

You have also advised us that the total cost of the Acquisition and related fees, commissions and expenses (collectively, “Transactions Costs”) and the refinancing of certain debt of the Borrower will be financed from the following sources:

•                  the issuance of up to $5,000.0 million of debt securities by the Borrower (the “Permanent Securities”) or, if all or portion of the Permanent Securities are not issued on or prior to the Closing Date (as defined below), borrowings of up to $5,000.0  million under a senior unsecured

364-day term loan facility (the “Bridge Facility”) having the terms set forth in Exhibit A (the “Term Sheet”); and

•                  the issuance of new equity interests by the Borrower, to be exchanged as partial consideration for the equity interests and limited partnership interests of the Acquired Entities pursuant to the Merger Agreements (the “Equity Issuance”).

1.                                      Commitment, Titles and Roles

You hereby appoint Barclays to act, and Barclays hereby agrees to act, as sole lead arranger and sole bookrunner for the Bridge Facility (in such capacities, the “Arranger”).  You hereby appoint Barclays to act, and Barclays hereby agrees to act, as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility.  The Arranger shall have the right, in each case with your consent (such consent not to be unreasonably withheld, conditioned or delayed), to award titles to other co-agents or arrangers who are Lenders (as defined below) that provide (or whose affiliates provide) commitments in respect of Bridge Facility; provided that no other agent, co-agent or arranger other than the Arranger will have rights in respect of the management of the syndication of the Bridge Facility.  You agree that no other titles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter) in connection with the Bridge Facility unless you and we shall so agree. Each of the Arranger and the Administrative Agent will have the rights and authority customarily given to financial institutions in such roles. The Commitment Party is pleased to advise you of its commitment to provide the full $5,000 million of the Bridge Facility, on the terms and subject to the conditions set forth in this Commitment Letter and the Fee Letter referred to below (it being understood that any event occurring after the date hereof and prior to the Closing Date that would result in a mandatory prepayment with respect to the Bridge Facility after the funding thereof as set forth in the Term Sheet shall reduce Barclays’ commitment with respect to the Bridge Facility under this Commitment Letter on a dollar-for-dollar basis; provided in no event shall such commitment be reduced prior to the Closing Date as a result of (i) any such mandatory prepayment event at an Acquired Entity or its subsidiaries, except to the extent the net cash proceeds thereof are dividended or distributed to the shareholders of such Acquired Entity (it being understood that dividends and distributions permitted by the Merger Agreements as in effect on the date hereof shall not reduce the commitments hereunder), (ii) equity issuances to KMR with respect to dividends, (iii) any equity issuances by KMP pursuant to the Equity Distribution Agreement, dated as of August 7, 2013, between KMP and UBS Securities LLC, (iv) any equity issuances by KMR pursuant to the Equity Distribution Agreement, dated as of May 4, 2012, between KMR and Credit Suisse Securities (USA) LLC, (v) any equity issuances by EPB pursuant to the Equity Distribution Agreement, dated as of March 7, 2013, between EPB and Citigroup Global Markets, Inc., and (vi) at any time term loans under the Existing Credit Agreement remain outstanding, any asset sale or receipt of insurance proceeds (including any proceeds of a condemnation award or other compensation) to the extent such proceeds are not required to be applied to the mandatory prepayment of such term loans outstanding under the Existing Credit Agreement (it being understood, for the avoidance of doubt, that upon the prepayment in full of the term loans outstanding under the Existing Credit Agreement, such proceeds shall reduce Barclays’ commitment with respect to the Bridge Facility on a dollar-for-dollar basis as set forth above).

The Commitment Party’s commitment hereunder and the Arranger’s agreement to perform the services described herein are subject only to the conditions set forth in the section entitled “Conditions Precedent to Borrowing” in the Term Sheet and in Annex I thereto (the date of satisfaction of the foregoing conditions and of the consummation of the Transactions, the “Closing Date”).

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter, the Loan Documents (as defined below) or any other letter agreement between you and us concerning the

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financing of the Transactions, (i) the only representations the accuracy of which will be a condition to the availability of the Bridge Facility on the Closing Date will be (a) the representations made by or with respect to the Acquired Entities and their respective subsidiaries in the Merger Agreements (but only to the extent that the breach of such representations and warranties would permit you or your affiliates to terminate the Merger Agreements or decline to close the Acquisition) (the “Acquired Entity Representations”) and (b) the Specified Representations (as defined below) and (ii) the terms of the Loan Documents shall be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth in the section entitled “Conditions Precedent to Borrowing” in the Term Sheet and in Annex I thereto are satisfied.  For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower and the Guarantors referred to in the Term Sheet relating to due organization, requisite power and authority (as to execution and delivery of the Loan Documents); due authorization, execution and delivery and enforceability of the Loan Documents; no conflicts of Loan Documents with organizational documents or material laws; Investment Company Act; margin stock; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; OFAC, Patriot Act and FCPA. This paragraph, and the provisions herein, shall be referred to as the “Funding Conditions Provisions”.

In consideration of the execution and delivery of this Commitment Letter by the Commitment Party and the Arranger, (x) you agree to pay (or cause to be paid) to the Arranger and the Administrative Agent all fees payable under that certain Fee Letter dated as of the date hereof (the “Fee Letter”) by and between you, the Arranger and the Administrative Agent, and (y) you also agree to reimburse us for our reasonable out-of-pocket costs and expenses, including expenses associated with the Transactions and syndication of the Bridge Facility, and the reasonable fees, disbursements and other charges of our attorneys and advisors, arising in connection with the Transactions and syndication of the Bridge Facility.

You agree that, once paid, the fees or any part thereof payable hereunder will not be refundable under any circumstances.  All fees payable hereunder will be paid in immediately available funds and shall not be subject to reduction by way of setoff or counterclaim, and shall be in addition to any other amounts payable to us pursuant to any other agreement or for acting in any other capacity.  All fees received by the Arranger hereunder may be shared among the Arranger and its affiliates as the Arranger may determine in its sole discretion.

2.                                      Syndication

The Arranger intends to commence syndication promptly upon the execution of this Commitment Letter and, in connection with such syndication, the Arranger will select the Lenders with your consent (such consent not to be unreasonably conditioned, withheld or delayed), it being understood that, at the option of the Arranger, the syndication may be completed in two stages, with the initial stage to be comprised of a syndication to financial institutions that would act as co-arrangers (the “Additional Arrangers”) and Lenders and deliver written documentation (which may be in the form of joinder agreements to this Commitment Letter, “back-to-back” commitment arrangements or such other form as the Arranger and Borrower shall otherwise agree) evidencing their commitments to provide a portion of the Bridge Facility (with any such initial stage commitments reducing the initial commitment of the Commitment Party hereunder), followed by a general syndication to a broader group of financial institutions which would be completed concurrently with the execution and delivery of the Loan Documents (as defined in the Term Sheet), in each case to Lenders selected as provided above. Barclays shall be entitled to “left placement” in all marketing materials (and all associated rights) with respect to the Bridge Facility.  Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Commitment Party’s commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Bridge Facility, and in no event shall the commencement or successful completion of syndication of the Bridge Facility constitute a condition to the availability of the Bridge

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Facility on the Closing Date. The Arranger will lead the syndication in consultation with you, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender (subject to your mutual consent right as described in Section 1 above) and the acceptance of commitments, the amounts offered and the compensation provided to each Lender.  The Arranger will determine the final commitment allocations in consultation with you. You agree to use commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit from the existing lending and investment banking relationships of the Borrower and its subsidiaries.  To facilitate an orderly and successful syndication of the Bridge Facility, you agree that, until the earliest of (a) the termination of the syndication by the Arranger, (b) the Closing Date, and (c) the date of a Successful Syndication (as defined in the Fee Letter) you will not, and you will use commercially reasonable efforts to ensure that the Acquired Entities will not, syndicate or issue, attempt to syndicate or issue, or announce or authorize the announcement of the syndication or issuance of any debt facility or any competing debt security of the Borrower or its material subsidiaries (excluding, for the avoidance of doubt, joint ventures), including any renewals or refinancings of any such existing debt facility (other than the Bridge Facility) or debt security, in each case, other than (i) the Permanent Securities, (ii) borrowings under that certain Credit Agreement dated May 6, 2014 among the Borrower, Barclays Bank PLC, as administrative agent, and the other lenders and financial institutions from time to time parties thereto (the “Existing Credit Agreement”), under that certain Credit Agreement dated August 1, 2014 among KMP, Barclays Bank PLC, as administrative agent, and the other lenders and financial institutions from time to time parties thereto (the “Existing Liquidity Facility”), under the existing credit facilities of the Borrower’s subsidiaries, including the Acquired Entities, and each of their respective subsidiaries and under any ordinary course capital lease, purchase money debt and equipment financings, (iii) the arrangement and syndication of up to $4,000.0 million credit facilities to replace the Existing Credit Agreement (it being understood that the Borrower will use commercially reasonable efforts to coordinate, in consultation with Barclays, the syndication of such credit facilities with the syndication of the Bridge Facility), (iv) the issuance by KMP of up to $1,200.0 million of debt securities, and (vi) any commercial paper issued by the Borrower or any Subsidiary that is supported by the Existing Credit Facility and/or the Existing Liquidity Facility, in each case without the prior written consent of the Arranger if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Bridge Facility.

You agree to cooperate with the Arranger, and to use commercially reasonable efforts to obtain undertakings from the Acquired Entities to cooperate, and provide information reasonably required by the Arranger in connection with all syndication efforts of the Arranger until the earliest to occur of (a) the termination of the syndication by the Arranger, (b) the Closing Date and (c) the date of a Successful Syndication, including (i) assisting in the preparation of, as soon as practicable after the date of this Commitment Letter, a customary confidential information memorandum, lender presentation and any other customary information package reasonably requested by the Arranger (collectively, “Marketing Materials”) to be used in connection with the Transactions and syndication of the Bridge Facility (including the delivery of financial projections of the Borrower and its subsidiaries through the third fiscal year following the Closing Date prepared on a pro forma basis to give effect to the Transactions, it being understood that Barclays acknowledges that such financial projections have been provided by the Borrower on or prior to the date hereof, but without prejudice to the right to request additional information in accordance with this paragraph); (ii) using commercially reasonable efforts to obtain the public rating as determined by Standard & Poor’s Financial Services LLC (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), as the case may be, of the Borrower’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money giving effect to the consummation of the Acquisition; (iii) arranging for direct contact between appropriate senior management, representatives and advisors of the Borrower (and using commercially reasonable efforts to cause direct contact with appropriate senior management, representatives and advisors of the Acquired Entities) with prospective Lenders in all such cases at times mutually agreed upon; and (iv) hosting (including any preparations with

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respect thereto) with the Arranger, at places and times reasonably requested by the Arranger and mutually agreed upon, one or more telephonic meetings with prospective Lenders.  Subject to your consent, not to be unreasonably withheld or delayed, and compliance with applicable laws, the Arranger has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to you; provided, that the Arranger will submit a copy of any such advertisements to the Borrower for its prior approval, which approval will not be unreasonably withheld, conditioned or delayed.  You will be solely responsible for the contents of the Marketing Materials and all other information, documentation or other materials delivered to us by you or your affiliates in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof.

You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive material non-public information concerning the Borrower, the Acquired Entities or their respective affiliates or securities for purposes of foreign, United States Federal and state securities laws (collectively, “MNPI”).  If you and we mutually agree that the Lenders may include Public Lenders, at the Arranger’s request, you agree to assist in the preparation of an additional version of the Marketing Materials that does not contain MNPI.  You will clearly designate as “PUBLIC” any information that does not contain MNPI (the “Public Information Materials”) provided to the Arranger by you or by your representatives on your behalf which is suitable to make available to Public Lenders.  Before distribution of any Marketing Materials in connection with the Transactions and the syndication of the Bridge Facility (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective Public Lenders, you will provide us with a customary letter authorizing the dissemination of Public Information Materials to Public Lenders and confirming the absence of MNPI therein.  You acknowledge and agree that the following documents may be distributed to Public Lenders if you and we mutually agree that the Lenders may include Public Lenders (unless you or your counsel promptly notify us (including by email) otherwise and provided that you and your counsel have been given a reasonable opportunity to review such documents and comply with applicable securities law disclosure obligations): (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Arranger for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms and conditions of the Transactions and the Bridge Facility.  You agree that unless specifically labeled “PUBLIC,” no information, documentation or other data disseminated to prospective Lenders in connection with the Transactions and the syndication of the Bridge Facility, whether through an Internet site (including without limitation an IntraLinks or SyndTrak workspace), electronically, in presentations, at meetings or otherwise will be distributed to Public Lenders.

3.                                      Information

You represent, warrant and covenant that (i) all written information (other than projections, forward-looking information and information of a general economic or industry specific nature) that has been or will be made available to the Commitment Parties, the Arranger, the Lenders or any of their respective affiliates by you or by any of your representatives on your behalf in connection with the Transactions and the Bridge Facility, when taken as a whole, was and will, when furnished, be complete and correct in all material respects and did not and will not when furnished contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were or are made (giving effect to all supplements and updates provided thereto) and (ii) the projections and other forward-looking information that have been or will be made available to the Commitment Parties, the Arranger, the Lenders or any of their respective affiliates by you or by any of your representatives on your behalf in connection with the Transactions and the Bridge Facility have been and will be prepared in good faith and

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be based upon assumptions that are believed by the preparer thereof to be reasonable at the time made and at the time such projections are made available to the Commitment Parties, the Arranger, the Lenders or any of their respective affiliates; it being understood that such projections and forward-looking statements are as to future events and are not to be viewed as facts, such projections and forward-looking statements are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized.  You agree that if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects under those circumstances.  You understand that, in providing our services pursuant to this Commitment Letter, we may use and rely on the information and projections without independent verification thereof.

4.                                      Indemnification

To induce us to enter into this Commitment Letter and to proceed with the documentation of the Transactions, you hereby agree to indemnify and hold harmless the Arranger, the Commitment Party, the Additional Arrangers, the Administrative Agent, and each other agent or co-agent (if any) designated by the Commitment Party, the Arranger, or the Administrative Agent with respect to the Transactions and the Bridge Facility in accordance with Section 1, each Lender and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the foregoing, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses, joint or several, of any kind or nature whatsoever that may be brought by the Borrower, any of its affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter, the Transactions, the Bridge Facility or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities and you agree, upon demand, to pay and reimburse each Indemnified Person, whether or not the action, suit, proceeding or claim out of which any such expenses arise is brought by the Borrower or any of its affiliates or any other person or entity and whether or not any Indemnified Person is a party to such action, suit, proceeding or claim for any reasonable, documented out-of-pocket legal expenses (limited to the fees, charges and disbursements of a single counsel for all Indemnified Persons selected by the Commitment Party, the Arranger, and the Administrative Agent and of one special and one local counsel in each appropriate jurisdiction as the Commitment Party, the Arranger, and the Administrative Agent may deem appropriate in their good faith discretion, except that if any Indemnified Person reasonably concludes that its interests conflict with those of another Indemnified Person and notifies you of such conflict, you shall also be responsible for the reasonable, documented out-of-pocket fees, charges and disbursements of one separate counsel and one special and one local counsel, as applicable, for all such conflicted Indemnified Persons) or other reasonable, documented out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim or the enforcement of your indemnity, reimbursement and other obligations set forth herein; provided that you will not have to indemnify an Indemnified Person against any claim, loss, damage, liability or expense (i) to the extent the same resulted from the bad faith, gross negligence or willful misconduct of, or a material breach of this Commitment Letter or the Loan Documents by, such Indemnified Person or any of its affiliates or its or their partners, trustees, shareholders, directors, officers, employees, advisors, representatives, agents, attorneys or controlling persons (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment) or (ii) incurred in connection with any dispute among Indemnified Parties (other than a dispute against the Administrative

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Agent or the Arranger in their capacities as such) other than as a result of any act or omission by you or your affiliates.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems unless such damages resulted from the bad faith, gross negligence or willful misconduct on the part of such person  or any of its affiliates or its or their partners, trustees, shareholders, directors, officers, employees, advisors, representatives, agents, attorneys or controlling persons (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).

You shall not be liable for any settlement of any proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 4.  Your indemnity and reimbursement obligations under this Section 4 will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of you and the Indemnified Persons and shall be superseded in each case by the applicable provisions to the extent covered in the definitive financing documentation relating to the Transactions and the Bridge Facility.

Neither you nor we nor any other Indemnified Person will be responsible or liable to us or you or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of or arising out of, or in any way related to, this Commitment Letter, the Transactions, the Bridge Facility or any use or intended use of the proceeds of the Facilities; provided that your indemnity and reimbursement obligations under this Section 4 shall not be limited by the preceding sentence.

5.                                      Assignments; Amendments

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Party (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including equity holders, employees or creditors of the Borrower) other than the parties hereto (and any Indemnified Person).  This Commitment Letter, and the obligations of the Commitment Party and the Arranger hereunder, may not be assigned by the Commitment Party without your prior written consent (and any purported assignment without such consent will be null and void).  This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

6.                                      USA PATRIOT Act Notification

The Arranger hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each Lender may be required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in Exhibit A), which information includes the name and address of the Borrower and each Guarantor and other information that will allow the Arranger and each Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for the Arranger and each Lender, and you agree that the Arranger shall be permitted to share such information with the Lenders.

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7.                                      Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

You agree that you will not disclose, directly or indirectly, the Commitment Letter, the Term Sheet and the other exhibits and attachments hereto, the Fee Letter, and the contents of each thereof, or the activities of the Commitment Party or the Arranger pursuant hereto or thereto, to any person or entity, except (a) to your officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons on a confidential and need-to-know basis, (b) if the Commitment Party or the Arranger consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Bridge Facility or in connection with any public filing relating to the Transactions, (ii) you may disclose Exhibit A and the contents thereof to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower and the Bridge Facility, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of the financial statements and projections referred to above, pro forma information or a generic disclosure of aggregate sources and uses related to fees and expenses related to the Transactions to the extent customary or required in marketing materials for the Bridge Facility or in any public filing relating to the Transactions.

The Commitment Party, the Arranger, and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent the Commitment Party, the Arranger, and their respective affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Party and the Arranger agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Party, the Arranger, or any of their respective affiliates (in which case the Commitment Party and the Arranger agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Party, the Arranger, or any of their respective affiliates or any related parties thereto in violation of any confidentiality obligations owing to you or any of your respective affiliates, (d) to the extent that such information is received by the Commitment Party and the Arranger from a third party that is not, to the Commitment Party’s and the Arranger’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you or any of your affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Party and the Arranger, (f) to the Commitment Party’s and the Arranger’s affiliates and to their respective officers, directors, employees, controlling persons, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction

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relating to the Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you, the Commitment Party and Arranger, including, without limitation, as agreed in any marketing material) in accordance with the standard syndication processes of the Commitment Party or the Arranger or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information.  The Commitment Party’s and the Arranger’s and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Bridge Facility upon the initial funding thereunder.

You acknowledge that the Commitment Party, the Arranger, and their respective affiliates may from time to time effect transactions, for their own account or the account of customers, and may hold positions in loans or options on loans of the Borrower and other companies that may be the subject of the Transactions and the Bridge Facility.  In addition, the Commitment Party, the Arranger and their respective affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold long or short positions in securities or options on securities of the Borrower, the Acquired Entities and other companies that may be the subject of the Transactions and the Bridge Facility.  You acknowledge that the Commitment Party and the Arranger and their respective affiliates may have economic interests that are different from or conflict with those of the Borrower regarding the Transactions and the Bridge Facility.  You acknowledge that neither the Commitment Party nor the Arranger has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and you waive, to the fullest extent permitted by law, any claims you may have against the Commitment Party or the Arranger for breach of fiduciary duty or alleged breach of fiduciary duty and agree that neither the Commitment Party nor the Arranger will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors.  You acknowledge that the Transactions and the Bridge Facility (including the exercise of rights and remedies hereunder) are arms’-length commercial transactions and that we are acting as principal and in our own best interests.  The Borrower is relying on its own experts and advisors to determine whether the Transactions and the Bridge Facility are in the Borrower’s best interests.  You agree that we will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter, the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and the Borrower, its equity holders or its affiliates, on the other hand, in connection with the financing contemplated hereby.  In addition, we may employ the services of our respective affiliates and branches in providing any of the services hereunder and may exchange with such affiliates information concerning the Borrower and other companies that may be the subject of the Transactions and the Bridge Facility and such affiliates or branches will be entitled to the benefits afforded to us hereunder.

You acknowledge that Barclays Capital Inc. has been retained by you as a financial advisor (in such capacity, “Financial Advisor”) in connection with the Acquisition.  You agree to such retention and further agree not  to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

9

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions and the Bridge Facility in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 7).  Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions and the Bridge Facility, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Additionally, you acknowledge and agree that none of the Commitment Party, the Arranger or any of their respective affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and none of the Commitment Party, the Arranger or their respective affiliates shall have any responsibility or liability to you with respect thereto.  Any review by the Commitment Party or the Arranger or their respective affiliates of the Borrower, the Acquired Entities, the Transactions, the Bridge Facility, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Party and the Arranger, and shall not be on behalf of you or any of your affiliates.

8.                                      Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO.  THIS ENGAGEMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.  Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter or the performance of services hereunder, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent that it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter or the performance of services hereunder in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court.  Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter and any written or oral communications provided by the Commitment Party or any of its affiliates in connection with the Transactions and the Bridge Facility are issued for your and our benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon or thereon.

The provisions of Sections 4 and 7 and this Section 8 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter, the Transactions

10

or the Bridge Facility, whether or not the Transactions are consummated or whether or not the Bridge Facility is made available or the Bridge Facility is incurred.

9.                                      Termination; Acceptance

Our commitments hereunder and our agreements to provide the services described herein will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the abandonment or termination of the definitive documentation for the Acquisition and (iii) 5:00 p.m. Houston, Texas time on May 11, 2015, unless the closing of the Bridge Facility has been consummated on or before such date on the terms and subject to the conditions set forth herein.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of an original executed counterpart hereof.  Section headings used herein are for convenience of reference only, are not part of and are not to affect the construction of or to be taken into consideration in interpreting this Commitment Letter.  This Commitment Letter, the Fee Letter and any other agreement entered into by you and any other party hereto on the date hereof set forth the entire understanding of the parties with respect to the Transactions and the Bridge Facility and supersede any prior written or oral agreements among the parties hereto with respect to the Transactions and the Bridge Facility.  Those matters that are not covered in this Commitment Letter are subject to mutual agreement of the parties.  No person has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter on or before 11:59 p.m., New York City time, on August 9, 2014, whereupon this Commitment Letter will become a binding agreement between us.  If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

We look forward to working with you on this financing.

[The remainder of this page is intentionally left blank; signature pages to follow.]

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Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Jonathan Burn
Name: Jonathan Burn
Title: Managing Director

[Signature Page to Kinder Morgan, Inc. Commitment Letter]

Accepted and agreed to as of
the date first above written:

KINDER MORGAN, INC.

By:	/s/ Anthony B. Ashley
Name: Anthony B. Ashley
Title: Vice President & Treasurer

[Signature Page to Kinder Morgan, Inc. Commitment Letter]

Exhibit A

KINDER MORGAN, INC.

Summary of Terms and Conditions of the Bridge Facility

This Summary of Terms and Conditions outlines certain terms and conditions of the Bridge Facility.

Bridge Facility:	A 364-day senior unsecured term loan facility (the “Bridge Facility”) in an aggregate principal amount of $5,000.0 million.

Borrower:	Kinder Morgan, Inc., a Delaware corporation (the “Borrower”).

Guarantors:

All obligations of the Borrower under the Bridge Facility will be unconditionally guaranteed (the “Guarantee”) by Kinder Morgan Energy Partners, L.P. (“KMP”), El Paso Pipeline Partners, L.P. (“EPB”), Kinder Morgan Management, LLC (“KMR”) and all the other direct and indirect wholly-owned U.S. operating subsidiaries of the Borrower (collectively, the “Guarantors”), except (i) any U.S. subsidiary of a foreign subsidiary that is controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code (a “CFC”) or any U.S. subsidiary substantially all of the assets of which consist of capital stock of CFCs, (ii) immaterial subsidiaries (defined in a manner to be mutually agreed), and (iii) each of Calnev Pipe Line LLC and Kinder Morgan G.P., Inc. (it being understood that Kinder Morgan (Delaware), Inc., the direct holder of 100% of the common stock of Kinder Morgan G.P., Inc., shall be a Guarantor).

Collateral:	Unsecured.

Transactions:

The Borrower intends to acquire, directly or indirectly through one or more subsidiaries, (the “Acquisition”) (i) all of the equity interests of KMR that are currently not owned, directly or indirectly, by the Borrower and (ii) all of the limited partnership interests of KMP and EPB (EPB, together with KMR and KMP, the “Acquired Entities”) that are not currently owned, directly or indirectly, by the Borrower. The Acquisition shall be consummated pursuant to (i) an Agreement and Plan of Merger dated as of the date hereof, by and among the Borrower, EPB, El Paso Pipeline GP Company, L.L.C. and E Merger Sub LLC (the “EPB Merger Agreement”) pursuant to which EPB shall be the surviving entity and a wholly-owned subsidiary of the Borrower, (ii) an Agreement and Plan of Merger dated as of the date hereof, by and among the Borrower, KMR, KMP, Kinder Morgan G.P., Inc. and P Merger Sub LLC (the “KMP Merger Agreement”) pursuant to which KMP shall be the surviving entity and a wholly-owned subsidiary of the Borrower, and (iii) an Agreement and Plan of Merger dated as of the date hereof, by and among the Borrower, KMR, and R Merger Sub LLC (the “KMR Merger Agreement” and, together with the EPB Merger Agreement and the KMP Merger Agreement, the “Merger Agreements”) pursuant to which KMR shall be the surviving entity and a wholly-owned subsidiary of the Borrower. The Borrower will finance a portion of the Acquisition and

Exhibit A-2

the fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) and refinance certain indebtedness of the Borrower with issuance of debt securities or, to the extent all or portion of such debt securities are not issued on or prior to the Closing Date, the proceeds of the Bridge Facility described in this term sheet. The transactions described in this paragraph are collectively referred herein as the “Transactions”.

Sole Bookrunner and Sole
Lead Arranger:

Barclays Bank PLC (“Barclays”), will act as sole bookrunner and sole lead arranger (in such capacities, the “Arranger”) for the Bridge Facility and will perform the duties customarily associated with such roles.

Administrative Agent:	Barclays will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such role.

Syndication Agent:

Barclays or, at the option of the Arranger, a financial institution identified by the Arranger and reasonably acceptable to the Borrower (such acceptance not to be unreasonably withheld, conditioned, or delayed) (in such capacity, the “Syndication Agent”).

Documentation Agent:

Barclays or, at the option of the Arranger, one or more financial institutions identified by the Arranger and reasonably acceptable to the Borrower (such acceptance not to be unreasonably withheld, conditioned, or delayed) (in such capacity, the “Documentation Agent” and, together with the Administrative Agent, and the Syndication Agent, the “Agents”).

Lenders:	Barclays and other banks, financial institutions and institutional lenders selected by Barclays and reasonably acceptable to the Borrower (each, a “Lender” and, collectively, the “Lenders”).

Transactions/Use of Proceeds:

The proceeds of the Bridge Facility will be used to fund the cash consideration of the Acquisition pursuant to the Merger Agreements, to retire all term loan indebtedness outstanding under the Existing Credit Agreement, and paying all Transaction Costs.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of May 6, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), by and among the Borrower, the Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent and Collateral Agent, and the other parties party thereto.

Availability:	A single drawing may be made under the Bridge Facility on the Closing Date.

Closing Date:	The date on which the Transactions are consummated with the proceeds of the Bridge Facility and the conditions to the availability of

Exhibit A-3

the Bridge Facility shall have been satisfied or waived (the “Closing Date”).

Maturity:	The maturity date (the “Maturity Date”) of the Bridge Facility will be the date that is 364 days after the Closing Date.

Amortization:	All loans outstanding under the Bridge Facility will be due and payable on the Maturity Date.

Interest Rate:	All amounts outstanding under the Bridge Facility will bear interest, at the Borrower’s option, at a rate per annum equal to:

(a) the Base Rate plus the Applicable Margin (as defined below); or

(b) the reserve adjusted Eurodollar Rate plus the Applicable Margin.

The Applicable Margin (as defined below) will increase by (a) 0.25% on the date that is 90 days after the Closing Date, (ii) an additional 0.25% on the date that is 180 days after the Closing Date and (c) another additional 0.25% on the date that is 270 days after the Closing Date, in each case to the extent that any loans under the Bridge Facility remain outstanding on such dates.

“Applicable Margin” means, as of any date of determination, the percentage per annum set forth below under the applicable type of loan opposite the applicable Debt Ratings (as defined below) of the Borrower from Moody’s and S&P:

		Applicable Margin
	Debt Ratings of the Borrower	Reserve Adjusted Eurodollar Rate	Base Rate
Level 1	BBB+/Baa1 or higher	1.25%	0.25%
Level 2	BBB/ Baa2	1.375%	0.375%
Level 3	BBB-/Baa3	1.625%	0.625%
Level 4	BB+/Ba1 or lower	1.75%	0.75%

In the event of a split rating, the Applicable Margin will be determined by reference to the Level in the grid above in which the higher rating appears, unless the split in the Debt Ratings is two or more Levels apart, in which case the Applicable Margin will be determined by reference to the Level in the grid that is one higher than the Level in

Exhibit A-4

which the lower rating appears. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings.  Prior to the public announcement of Debt Ratings for the Borrower that give effect to the Transactions, the Applicable Margin will be determined by reference to Level 3 in the grid above.

As used herein, (i) “Base Rate” means a fluctuating rate per annum equal to the greatest of (x) the rate determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City, (y) the Federal Funds effective rate plus ½ of 1.0% and (z) the one-month reserve adjusted Eurodollar Rate plus 1.0% and (ii) “reserve adjusted Eurodollar Rate” means a fluctuating rate per annum equal to (x) the rate per annum determined by the Administrative Agent to be the offered rate for deposits with a term equivalent to such elected interest period appearing on the page of the Reuters Screen which displays an average of the London interbank offered rate administered by the ICE Benchmark Administration or (y) if the rate in clause (x) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate for deposits with a term equivalent to such elected interest period on such other page or other service which displays an average of the London interbank offered rate administered by the ICE Benchmark Administration  or (z) if the rates in clauses (ii)(x) and (ii)(y) are not available, the rate per annum determined by the Administrative Agent  to be the average offered quotation rate  by major banks in the London interbank market for deposits of principal amounts comparable to the Eurodollar Rate loan for which the Eurodollar Rate is then being determined with maturities comparable to such interest period, in each case as adjusted for applicable reserve requirements.

“Debt Ratings” means as of any date of determination, the public rating as determined by S&P or Moody’s, as the case may be, of the Borrower’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money.

Ticking Fee:

The Borrower will pay a non-refundable ticking fee calculated at the Applicable Ticking Fee Rate (as defined below) on the total commitments in respect of the Bridge Facility as set forth in the Commitment Letter on the date hereof, which fee will accrue beginning on the date of the execution of the Commitment Letter and will be payable on and through the earlier of (i) the date of termination or expiration of the Commitment Letter or (ii) the Closing Date.

“Applicable Ticking Fee Rate” means the rate per annum set forth below opposite the applicable Debt Ratings of the Borrower from Moody’s and S&P:

Exhibit A-5

	Debt Ratings of the Borrower	Applicable Ticking Fee Rate
Level 1	BBB+/Baa1 or higher	0.15%
Level 2	BBB/ Baa2	0.20%
Level 3	BBB-/Baa3	0.25%
Level 4	BB+/Ba1 or lower	0.30%

In the event of a split rating, the Applicable Ticking Fee Rate will be determined by reference to the Level in the grid above in which the higher rating appears, unless the split in the Debt Ratings is two or more Levels apart, in which case the Applicable Ticking Fee Rate will be determined by reference to the Level in the grid that is one higher than the Level in which the lower rating appears. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings. Prior to the public announcement of Debt Ratings for the Borrower that give effect to the Transactions, the Applicable Margin will be determined by reference to Level 3 in the grid above.

Duration Fee:

The Borrower will pay to the Administrative Agent for the account of each Lender, in accordance with its respective interest, duration fees as follows: (a) 0.50% of the aggregate principal amount of the loans under the Bridge Facility held by such Lender on the date that is 90 days after the Closing Date, (b) 0.75% of the aggregate principal amount of the loans under the Bridge Facility held by such Lender on the date that is 180 days after the Closing Date and (c) 1.00% of the aggregate principal amount of the loans under the Bridge Facility held by such Lender on the date that is 270 days after the Closing Date, in each case, if and to the extent any loans under the Bridge Facility remain outstanding on such days (the “Duration Fee”).

Default Interest:

Interest on amounts not paid when due will accrue at a rate of 2.0% per annum plus the rate otherwise applicable to such amounts (or if no such rate is applicable, plus the sum of the Base Rate and the Applicable Margin in respect thereof) and will be payable on demand (the “Default Interest Rate”).

Interest Payments:

Quarterly and on the applicable Maturity Date for loans bearing interest based upon the Base Rate; on the last day of the applicable interest periods (which will be one, two, three and six months and, to the extent the Eurodollar Rate for such interest period is quoted by Bloomberg or a similar customary reporting service as of any date of determination, one week) for loans bearing interest based upon the

Exhibit A-6

reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods longer than three months); and upon each mandatory and voluntary prepayment on the principal amount prepaid, in each case payable in arrears and computed on the basis of a 360-day year or, with respect to loans bearing interest based upon clause (x) of the definition of Base Rate, a 365/366-day year.

Funding Protection and Taxes:

Customary for transactions of this type taking into account the Documentation Considerations, including breakage, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy, liquidity requirements and other regulatory restrictions (including customary Dodd-Frank and Basel III requirements, regardless of the date enacted, adopted or issued).

Voluntary Prepayments:

The Bridge Facility may be prepaid in whole or in part without premium or penalty upon one business day’s (or, in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate, three business days’) prior written notice, subject to reimbursement of the Lenders’ breakage costs in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate prior to the last day of the applicable interest period. Voluntary prepayments of the loans under the Bridge Facility may not be reborrowed.

Mandatory Prepayments:	The Borrower will make the following mandatory prepayments (subject to exceptions and materiality thresholds to be negotiated in the Loan Documents):

1.

Incurrence of Indebtedness: Prepayments in an amount equal to 100.0% of the net cash proceeds received from any incurrence of indebtedness for borrowed money (including hybrid securities and debt securities convertible into equity) by the Borrower, the Guarantors or any of their wholly-owned subsidiaries (excluding credit facilities to replace the Existing Credit Agreement and existing credit facilities of the Acquired Entities (including any increases thereto in accordance with the terms thereof), commercial paper supported by such replacement credit facilities, refinancing indebtedness, and certain other permitted indebtedness to be agreed) payable no later than five business days following the date of receipt.

2.

Equity Offerings. Prepayments in an amount equal to 100.0% of the net cash proceeds received from the issuance of any equity securities by the Borrower, the Guarantors or any of their wholly-owned subsidiaries (other than issuances pursuant to employee stock plans or the Equity Issuance) payable no later than five business days following the date of receipt.

3.	Asset Sales; Insurance Proceeds: Prepayments in an amount equal to 100.0% of the net cash proceeds (calculated net of taxes and any indebtedness associated with the relevant asset or

Exhibit A-7

subsidiary repaid in connection therewith and other customary deductions) received from any direct or indirect sale, assignment or other disposition of any property or assets of the Borrower, the Guarantors or any of their wholly-owned subsidiaries (including the sale or issuance of any equity interest in any subsidiary) that results in receipt of net cash proceeds or insurance or condemnation proceeds paid on account of any loss of any property or assets of the Borrower, the Guarantors or any of their wholly-owned subsidiaries in excess of $25.0 million with respect to any single asset sale or other event and in excess of $200.0 million in the aggregate (subject, in the case of insurance or condemnation proceeds, to reinvestment rights to be agreed), payable no later than five business days following the date of receipt, other than (i) sales, transfers or other dispositions of inventory, used or surplus equipment and vehicles (and other assets to be agreed) in the ordinary course of business, (ii) leases, subleases, licenses or sublicenses of real, personal or intellectual property in the ordinary course of business, (iii) sales, transfers or other dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such sale, transfer or other disposition are promptly applied to the purchase price of such replacement property, (iv) sales of the stock of EPEC Realty, Inc. or its subsidiaries or its or their assets and (v) certain other sales, transfers or other dispositions of to be agreed.

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied pro rata to loans outstanding under the Bridge Facility. Mandatory prepayments under the Bridge Facility may not be re-borrowed.

Documentation Considerations:

The definitive documentation for the Bridge Facility will be, subject to the considerations set forth below, substantially the same as that certain Credit Agreement dated as of May 1, 2013, among KMP, Wells Fargo Bank, National Association, as administrative agent and the other lenders and agents party thereto, as in effect on the date hereof (the “Agreed Precedent”), and will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Term Sheet. The definitive documentation will be negotiated in good faith (including as to (i) operational requirements of the Borrower and its subsidiaries in light of their industries, businesses, business practices and financial accounting, (ii) any difference in size and operational needs between the entities subject to the Agreed Precedent and the Borrower and its subsidiaries after giving effect to the Transactions, (iii) the addition of subsidiary guaranties as provided in this term sheet, and shall be consistent with this Term Sheet, (iv) the “bridge facility” nature of the Bridge Facility, (v) adjustments to

Exhibit A-8

reflect the “C Corp” status of the Borrower (as opposed to that of a Master Limited Partnership) and giving consideration to current market terms that are customary for similarly rated borrowers operating in the same industry as the Borrower, and (vi) any other customary administrative agent provisions in similar credit facilities in which Barclays acts as administrative agent (collectively, the “Documentation Considerations”).

Representations and Warranties:

The Bridge Facility will contain such representations and warranties as are usual and customary for financings of this kind, substantially the same as the Agreed Precedent taking into account the Documentation Considerations, and limited to: organization and qualification, authorization, power, and enforceability; governmental consents; no breach or violation of agreements or restrictions; properties; litigation and environmental matters; historical financial statements; disclosure; Investment Company Act; ERISA; payment of taxes; compliance with laws and agreements; purpose of loans, margin stock; Patriot Act, OFAC and anti-corruption laws (to be consistent with the Existing Credit Agreement); Closing Date solvency; no material adverse change after the Closing Date.

Covenants:

The Bridge Facility will contain such affirmative and negative covenants by the Borrower and its restricted subsidiaries as are usual and customary for financings of this kind, substantially the same as the Agreed Precedent taking into account the Documentation Considerations, and limited to those set forth below:

Affirmative covenants: The affirmative covenants will include delivery of financial statements and other information; maintenance of existence; conduct of business; payment of obligations; maintenance of properties, insurance; books and records; inspection rights; compliance with laws; use of proceeds; and additional guarantors.

Negative covenants: The negative covenants will include certain restrictions on debt of non-guarantor subsidiaries, liens, fundamental changes, restricted payments, affiliate transactions, and restrictive agreements.

Financial covenant: Commencing with the last day of the first full fiscal quarter following the Closing Date, a maximum ratio of Consolidated Total Net Debt (calculated net of cash and cash equivalents to the extent the use thereof for the repayment of indebtedness is not prohibited by law or contract and in accordance with the definition in the Existing Credit Agreement) to Consolidated EBITDA of not greater than 6.50:1.00, with no step-downs. For the avoidance of doubt, the component definitions of the financial covenant shall take into account the Documentation Considerations.

Events of Default:	The Bridge Facility will include such events of default (and, as appropriate, grace periods) as are usual and customary for financings

Exhibit A-9

of this kind, taking into account the Documentation Considerations, and limited to: failure to make principal payments when due and failure to pay interest, fees and other amounts within five business days of due date; cross-default to payment defaults on indebtedness in excess of an amount to be agreed, or to other events if the effect is to accelerate such debt; noncompliance with covenants (with notice and cure periods to be agreed); representations and warranties materially incorrect when made or deemed made; bankruptcy/insolvency; unsatisfied judgments or orders in each case in excess of an amount to be agreed that are not covered by insurance within 60-day grace period; change of control; ERISA; actual or asserted invalidity of guarantees or security documents (if applicable).

Conditions Precedent to Borrowing:

The several obligation of each Lender to make, or cause an affiliate to make, loans under the Bridge Facility on the Closing Date will be subject only to (i) each of the conditions set forth in Annex I to this Term Sheet; (ii) the accuracy of representations and warranties in all material respects (or, to the extent otherwise qualified by materiality, in all respects), and (iii) delivery of a customary notice of borrowing, subject in the case of clause (ii), to the Funding Conditions Provisions (it being understood that, for the avoidance of doubt, the failure of any representation or warranty (other than the Acquired Entity Representations and the Specified Representations) to be true and correct on the Closing Date (a) will constitute a default to the extent materially incorrect when made and (b) will not constitute a failure of a condition precedent to borrowing).

Assignments and Participations:

After the Closing Date, the Lenders may assign all of their loans under the Bridge Facility, or a part of their loans in an amount of not less than $1.0 million, to their affiliates or one or more banks, financial institutions or other entities that are Eligible Assignees (to be defined in the Loan Documents but in any event to exclude the Borrower and subsidiaries of the Borrower) which are reasonably acceptable to the Administrative Agent and (unless any default or event of default is continuing) the Borrower; provided that such bank, financial institution or other entity shall be deemed reasonably acceptable to the Borrower if the Borrower does not otherwise reject such bank, financial institution or other entity within 5 business days of the date on which approval is requested; provided, further, that assignments made to another Lender, an approved fund of a Lender, an affiliate of a Lender or of an Agent will not be subject to the above minimum assignment amount and consent requirements. The Lenders will also have the right to sell participations, subject only to customary limitations on voting rights, in the Bridge Facility.

Assignments to affiliates of the Borrower (other than its subsidiaries) shall be permitted subject to customary limitations to be mutually agreed.

Exhibit A-10

Amendments and Required Lenders:

No amendment, modification, termination or waiver of any provision of the Loan Documents will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of loans and commitments outstanding under the Bridge Facility (collectively, the “Required Lenders”), except that (i) the vote of each Lender directly and adversely affected thereby will be required with respect to (A) reductions of principal, interest or fees, (B) extensions of final maturity or any scheduled date for payment of principal, interest or fees, and (C) the pro rata payment and sharing provisions, (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the Guarantees, and (iii) customary protections for the Administrative Agent will be provided.

Indemnity and Expenses:	The Bridge Facility will provide customary provisions relating to indemnity, expense reimbursement and related matters taking into account the Documentation Considerations.

Governing Law and Jurisdiction:

The Bridge Facility will provide that the Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of the federal and state courts of the Borough of Manhattan and State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents.

Counsel to the Arranger and the Administrative Agent:	Simpson Thacher & Bartlett LLP.

Exhibit A-11

ANNEX I

ADDITIONAL CONDITIONS PRECEDENT TO THE BRIDGE FACILITY

The availability of the Bridge Facility on the Closing Date is subject solely to the following conditions precedent and the Conditions Precedent to Borrowing set forth in the section entitled “Conditions Precedent to Borrowing” in the Term Sheet:

1.                                      Concurrent Transactions:  The terms of each of the Merger Agreements (including all exhibits, schedules, annexes and other attachments thereto) and all related documents shall be reasonably satisfactory to the Arranger (it being agreed that the draft Merger Agreements dated August 9 provided to the Arranger are reasonably satisfactory to the Arranger).  The Acquisition shall have been consummated or will be consummated concurrently with the funding under the Bridge Facility in accordance with the Merger Agreement; provided that no amendment, modification or waiver of any term thereof or any condition to the Borrower’s or any of the Acquired Entities’ obligation to consummate the Acquisition thereunder (other than any such amendment, modification, waiver or consent that is not materially adverse to the interest of the Lenders) shall be made or granted, as the case may be, without the prior written consent of the Arranger (it being understood that any change in the aggregate cash consideration of the Acquisition in excess of 10% will be deemed to be materially adverse to the interests of the Lenders and will require the prior written consent of the Arranger).  There shall not exist (pro forma for the Acquisition and the financing thereof, and giving effect to the repayment and termination on the Closing Date of the Existing Credit Agreement and the revolving credit facilities of the Acquired Entities in connection with the Acquisition) any event of default under any material indebtedness of the Borrower or its subsidiaries for borrowed money (other than the Loan Documents) except to the extent any such default with respect to any such debt of an Acquired Entity or any of its subsidiaries would not reasonably be expected to result in an Acquired Entity Material Adverse Effect (it being understood that the absence of a “change of control” under the existing debt securities of the Acquired Entities and their subsidiaries shall not be a condition precedent to the Bridge Facility).

2.                                      No Material Adverse Change.  Since December 31, 2013, there shall not have occurred any change, effect, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, an Acquired Entity Material Adverse Effect (as defined below) with respect to any Acquired Entity.

“Acquired Entity Material Adverse Effect” means, when used with respect to each Acquired Entity, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Acquired Entity and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been an Acquired Entity Material Adverse Effect:  (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Acquired Entity operates; (ii) the announcement or pendency of the applicable Merger Agreement to which such Acquired Entity is a party (such Merger Agreement, the “Applicable Merger Agreement”) or the transactions contemplated by the Applicable Merger Agreement or, except specifically for purposes of the representations and warranties made by the applicable parties in Section 3.3(b) and Section 4.3(b) of the Applicable Merger Agreement and the satisfaction of the closing conditions set forth in Article VI of the Applicable Merger Agreement with respect to such

Exhibit A-12

representations and warranties, the performance of the Applicable Merger Agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such Acquired Entity (it being understood and agreed that the foregoing shall not preclude any party to this Commitment Letter from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Acquired Entity Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an Acquired Entity Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Acquired Entity or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such Acquired Entity or any of its Subsidiaries (on their own or on behalf of such Acquired Entity or any of its Subsidiaries) arising out of or related to the Applicable Merger Agreement or the transactions contemplated by the Applicable Merger Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any party to this Commitment Letter from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Acquired Entity Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an Acquired Entity Material Adverse Effect) and (ix) the taking of any action required by the Applicable Merger Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be an Acquired Entity Material Adverse Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Acquired Entity and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Acquired Entity and its Subsidiaries operate.  Unless otherwise defined herein or elsewhere in the Commitment Letter, capitalized terms used in this definition have the meanings assigned to them in the Applicable Merger Agreement.

3.                                      Payment of Indebtedness.  All term loans outstanding under the Existing Credit Agreement shall be repaid in full pursuant to customary payoff documentation, including evidence of the release of any liens granted in connection therewith.

4.                                      Financial Statements.  The Arranger shall have received (i) unqualified audited financial statements of the Borrower and its consolidated subsidiaries for each of the three fiscal years ending more than 90 days prior to the Closing Date, (ii) unaudited financial statements of the Borrower and its consolidated subsidiaries for any quarterly interim period or periods of the Borrower ending more than 45 days prior to the Closing Date, together with unaudited financial statements for the corresponding period of the prior year (all of which shall have been reviewed by the independent accountants for the Borrower as provided in the Statement on Auditing Standards No. 100) and (iii) customary pro forma financial statements, in each case contemplated by clauses (i) and (ii), meeting the applicable requirements of Regulation S X.

5.                                      Patriot Act.  The Administrative Agent and the Arranger shall have received at least 3 business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as required by regulatory authorities under applicable “know your customer” and

Exhibit A-13

anti-money laundering rules and regulations, including without limitation the PATRIOT Act, to the extent reasonably requested by any Lender to the Administrative Agent and conveyed by the Administrative Agent to the Borrower in writing at least 10 days prior to the Closing Date.

6.                                      Loan Documents.  The execution and delivery of (i) definitive documentation for the Bridge Facility (the “Loan Documents”) consistent with the Term Sheet subject to the Funding Conditions Provisions, and (ii) customary legal opinions, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) and a solvency certificate of the Borrower’s chief financial officer (certifying that, after giving effect to the Transactions, the Borrower and its subsidiaries on a consolidated basis are solvent).

7.                                      Fees and Expenses.  All fees required to be paid on the Closing Date pursuant to certain fee letters and all reasonable out-of-pocket expenses required to be paid on the Closing Date, to the extent invoiced at least two business days prior to the Closing Date, shall, upon the initial borrowing under the Bridge Facility, have been, or shall concurrently be, paid (which amounts may be offset against the proceeds of the Bridge Facility).

8.                                      Marketing Period.  The Arranger shall have been afforded a period of at least 45 consecutive days (excluding certain market holiday related “blackout periods”) following the execution date of the Commitment Letter to syndicate the Bridge Facility prior to the Closing Date.

Exhibit A-14